UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 29, 2010
OMEROS CORPORATION
(Exact name of registrant as specified in its charter)

Washington	001-34475	91-1663741

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1420 Fifth Avenue, Suite 2600
Seattle, Washington 98101
(Address of principal executive offices, including zip code)
(206) 676-5000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On March 29, 2010, in connection with an annual review of the compensation of all of our employees, the compensation committee of our board of directors approved an adjustment to the base salary of Marcia S. Kelbon, our vice president, patent, general counsel and secretary. Ms. Kelbon’s annual base salary has increased from $285,000 to $310,000 effective as of March 1, 2010. We also adopted a cash incentive plan under which Ms. Kelbon will be eligible to receive an annual bonus of up to 20% of her base salary upon the accomplishment of company-wide corporate objectives established by the compensation committee of our board of directors.
     In addition, also in connection with an annual review of the compensation of all of our employees, Ms. Kelbon was granted two option awards to purchase shares of our common stock, each with an exercise price of $6.05 per share, the closing price of our common stock on The NASDAQ Global Market on March 29, 2010. Both option awards vest in equal monthly installments over a 48-month period, with April 1, 2010 as the first vesting date for the award to purchase up to 75,000 shares and November 1, 2009 as the first vesting date for the award to purchase up to 16,044 shares. Further, in the event of a change in control, as described in our 2008 Equity Incentive Plan, the vesting of these option awards will be accelerated to the extent of 50% of the remaining unvested shares; however, if the option award is not assumed or substituted in the change in control by the successor corporation, the option awards will become fully vested and exercisable immediately prior to the change in control. In addition, under the terms of these option awards, if within 12 months following a change in control Ms. Kelbon is terminated without cause or as a result of a constructive termination, as defined in the option awards, the option awards will fully vest and become exercisable.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMEROS CORPORATION
By:	/s/ Gregory A. Demopulos
Gregory A. Demopulos, M.D.
President, Chief Executive Officer, Chief Medical Officer and Chairman of the Board of Directors

Date: April 2, 2010